CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A (the "Registration Statement") of our reports dated February 12, 2008, relating to the financial statements and financial highlights which appear in the December 31, 2007 Annual Reports to Shareholders of T. Rowe Price International Bond Fund and T. Rowe Price Emerging Markets Bond Fund (two of the funds comprising T. Rowe Price International Funds, Inc.), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights," "Fund Service Providers" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
April 24, 2008